Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2015 Equity Incentive Plan of Amphastar Pharmaceuticals, Inc. of our reports dated March 11, 2022, with respect to the consolidated financial statements of Amphastar Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Amphastar Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

March 11, 2022